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Exhibit 10.32

        Confidential Portion Indicated by [***]

CONFIDENTIAL
June 10, 2003

CONFIDENTIAL TREATMENT REQUESTED
S.E.C. REDACTED COPY

INVENTORY MANAGEMENT AGREEMENT

        This Inventory Management Agreement ("Agreement") is entered into as of June 10, 2003 by and between First Horizon Pharmaceutical™ Corporation a Georgia corporation with its principal place of business located at 6195 Shiloh Road, Alpharetta, GA. 30005 ("FHPC"), and McKesson Corporation(1) with its business located at One Post Street, San Francisco, CA. 94104-5296 ("Wholesaler").

RECITALS

        WHEREAS, currently FHPC sells Products (as defined below) to Wholesaler and Wholesaler purchases Products from FHPC for resale distribution; and

        WHEREAS, FHPC and Wholesaler desire to assure adequate availability of supply and inventory management of Products.

        NOW THEREFORE, in consideration of the foregoing, the mutual representations, warranties and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
Definitions

1.1.
"Aggregate Inventory" means, at any given time, the total of Products that Wholesaler has on hand at all of its storage and/or distribution facilities including and that Wholesaler has on order from FHPC.

1.2.
"Confidential Information" means the confidential information described in Section 4.2.

1.3.
"Customary Practice" means, at any given time, the average of the total quantity of Products (by NDC number) sold by Wholesaler to third parties over the immediately preceding three (3) months.

1.4.
"Customers" means the purchasers of Products from Wholesaler in the United States.

1.5.
"Effective Date" means the date this Agreement is fully executed by both parties.

1.6.
"Eligible Product" means the quantity of Product eligible for purchase at an Old Price as determined pursuant to Section 2.5(a).

1.7.
"Inventory Levels" means the levels described in Section 2.3.

1.8.
"Inventory Reports" means the reports described in Section 2.2.

1.9
"New Price" means the new price for Products set forth by FHPC for its wholesale customers that shall become effective at a date designated by FHPC.

(1)
McKesson Corporation shall include all McKesson specialty distribution centers and entities in which McKesson Corporation has majority ownership.

1.10
"Old Price" means the price for Products set forth by FHPC for its wholesale customers immediately preceding the institution of a New Price.

1.11
"Policies and Procedures" means FHPC's published policies and procedures, as may be amended in writing from time to time

1.12
"Product(s)" means any medication, drug product, or pharmaceutical which is, as applicable: (i) manufactured, sold, marketed, promoted and/or distributed by FHPC for resale to the consuming public and (ii) approved by the United States Food and Drug Administration.

1.13
"Purchase Limits" means the purchasing limits described in Section 2.4.

1.14
"Transitional Inventory" means Wholesaler's on hand inventory by Product on the Effective Date of this Agreement.

ARTICLE 2
Purchasing and Inventory

2.1.
[Intentionally Omitted]

2.2.
Inventory Reports.    Wholesaler shall prepare inventory reports detailing the status of its Aggregate Inventory of Products by NDC number ("Inventory Reports") and, for the duration of this Agreement, provide FHPC with monthly Inventory Reports. All such Inventory Reports shall be transmitted in EDI (Electronic Data Interchange) format pursuant to Section 2.7 and shall include such information as reasonably requested by FHPC, including the following:

(a)
On hand inventory level by distribution center; includes all distribution centers and

(b)
On order inventory level by distribution center; includes all distribution centers and

(c)
Unit Sales report (EDI 852) which shall state sales out by distribution center; includes all distribution centers

2.3.
Inventory Levels.    During the term of this Agreement, Wholesaler shall maintain at all times a stock of Products sufficient to supply the demand of Customers; provided, however, such stock of any one Product shall not on average for each calendar month be less than [***], nor more than [***], of Wholesaler's expected sales to Customers as determined by its Customary Practice, unless otherwise agreed by FHPC in writing in advance. Wholesaler shall have no obligation to maintain the minimum Inventory Level of a particular Product if such Product is unavailable from FHPC.

  If Transitional Inventory exceeds the Inventory Levels of this section. Wholesaler shall reduce its inventory each month an amount equal to [***] of the Transitional Inventory minus the targeted Inventory Level (not to exceed [***]) for a period of [***] or such other amounts and time periods as determined by FHPC.

2.4.
Purchase Limits.    For each purchase order submitted by Wholesaler, Wholesaler may purchase, subject to Section 2.3, quantities of Products up to [***] of the pro rata portion of its Customary Practice that such purchase order represents based on Wholesaler's frequency of ordering, unless otherwise agreed by FHPC in writing in advance. (For example, if Wholesaler places orders weekly, then each such weekly purchase order may not exceed [***] of Wholesaler's average weekly Customary Practice.) Wholesaler may from time to time purchase amounts in excess of the Purchase Limits for stocking of Wholesaler's new business customers provided First Horizon is given prior notice; the parties mutually agree upon the amounts that will be purchased by Wholesaler; and the Wholesaler distributes at least that amount agreed upon by the parties to its new business customer.

2.5.
Price Increases.

(a)
In the event, following the Effective Date of this Agreement. FHPC institutes a New Price for any Product, Wholesaler, subject to the terms of this Agreement, shall have the right to purchase such Product at its Old Price in an amount equal to:

(i)
Wholesaler's average weekly Customary Practice;

    Multiplied by

    (ii)
    The applicable "Time Period" that corresponds to Wholesaler's Options as identified in the grid below;

    Minus

    (iii)
    Wholesaler's Aggregate Inventory for such Product on the business day immediately preceding the effective date of a New Price.

Participation Options Grid

Participation Option	Data Required	Time Period
OPTION 1	Wholesaler transmits Inventory Reports to FHPC via EDI (852) on a monthly basis no later than the 5th day of the following month.	[***]
OPTION 2	1. Wholesaler transmits Inventory Reports to FHPC via EDI (852) on a monthly basis no later than the 5th day of the following month; and	[***]
2. Wholesaler will provide Customer Outlet Reports (EDI 867's) on a monthly basis at no charge to FHPC during the term of the Agreement; and

3. Wholesaler will provide quarterly reports detailing the quantity of Products held by Wholesaler as returns in the morgue to FHPC. Such reports are due to FHPC no later than the 15th day following the end of a quarter.
OPTION 3	1. Wholesaler transmits Inventory Reports to FHPC via EDI (852) on a weekly basis no later than the 5th day of the following month; and	[***]
2. Wholesaler will provide Customer Outlet Reports (EDI 867's) on a weekly basis at no charge to FHPC during the term of the Agreement; and

3. Wholesaler will provide quarterly reports detailing the quantity of Products held by Wholesaler in returns in the morgue. Such reports are due to FHPC no later than the 15th day following the end of a quarter; and
4. By the first day of each month, Wholesaler shall give FHPC a (6) six months rolling purchase forecast. Such forecast shall be non-binding on Wholesaler.

5. If FHPC initiates a Price increase that is 6% or higher than the Old Price, Wholesaler shall have one (1) additional week for a total [***] to purchase Eligible Product at the Old Price.

Wholesaler selects Participation Option [***].

    Upon the execution of this Agreement, Wholesaler shall indicate above the Wholesaler's Participation Option. The Wholesaler's Participation Option shall remain in effect throughout the term of this Agreement. At the time of a price increase, FHPC shall notify Wholesaler of the New Price and the date of the increase. Wholesaler shall provide via EDI its Aggregate Inventory as of the business day immediately preceding the effective date of a New Price. Within ten (10) days of the latter of the effective date of a New Price or FHPC's receipt of Wholesaler's Aggregate Inventory as provided in the previous sentence, FHPC shall notify Wholesaler of the amount of Eligible Product (by NDC number) it may purchase. Within ten (10) days after receipt of such notification, Wholesaler shall send any and all purchase orders for Eligible Product to FHPC, Attention Kathy Lang, Director of Trade Relations, in a single overnight express delivery and not by EDI. Wholesaler shall consult with FHPC to develop mutually acceptable shipping schedules for the Eligible Product.

  (b)
  All Products (other than Eligible Product) purchased or ordered by Wholesaler after the effective date of a New Price shall be sold and purchased at the New Price.

  (c)
  When determining Eligible Product under this section, Products discontinued by FHPC during the term of this Agreement and subsequently replaced by another Product within the same Product line and drug class shall have the same Customary Practice history as the discontinued Product.

2.6.
Chargebacks.    The parties agree to meet during the term of this Agreement to discuss ways to improve the chargeback process between the companies.

2.7.
EDI.

(a)
Wholesaler's purchase orders, Inventory Reports and chargebacks shall be transmitted to FHPC in an EDI format mutually agreeable to the parties.

(b)
Within ninety (90) days after entering this Agreement, the parties shall examine and test the capabilities and compatibility of their respective EDI systems. The parties shall use best efforts to complete within ninety (90) after entering the Agreement the implementation of a mutually agreeable system whereby transfers of information can be made effectively on a consistent basis in accordance with the Policies and Procedures. In the event that critical internal support systems and electronic communication links, including EDI, are not available for five (5) business days, the parties will cooperate to promptly implement substitute procedures to document the information customarily sent by EDI and prevent interruptions to each other's business.

(c)
Until the parties complete implementation of the EDI system described herein, Wholesaler shall transmit every two weeks Inventory Reports to FHPC electronically in a retrievable and readable Excel file.

2.8.
Policies and Procedures.    In addition to the terms of this Agreement, FHPC and Wholesaler agree that all transactions relating to Products purchased by Wholesaler shall be [***] which may be amended from time to time upon mutual agreement of the parties. Each party shall comply with all federal, state and local laws, rules and regulations in the performance of its obligations herein.

2.9
Inspections.    Upon reasonable prior written notice of no less than ten (10) days and during normal business hours, Wholesaler shall allow FHPC or its representatives to enter into each of Wholesaler's facilities to inspect Wholesaler's books and records relating to inventory and supply of Products (including relevant electronic information), and inspect and take physical counts of Inventory which shall occur not more than once during each consecutive twelve (12) month period to ensure compliance with this Agreement, and to assist Wholesaler in keeping such Inventory clean, complete and moving to minimize returned Products.

ARTICLE 3
Term and Termination; Remedies

3.1
Term and Termination.    This Agreement shall commence on the Effective Date and remain in effect until terminated pursuant to this section.

3.2
This Agreement may be terminated upon:

(a)
breach by FHPC or Wholesaler of any of the terms of this Agreement that is not cured within thirty (30) days of written notification thereof by the non-breaching party; or

(b)
sixty (60) days' prior written notice of termination without cause by either FHPC or Wholesaler; or

(c)
the institution (whether voluntarily or involuntarily) of bankruptcy, insolvency, liquidation or similar proceedings by or against FHPC or Wholesaler, or the assignment of FHPC's or Wholesaler's assets for the benefit of creditors.

3.3.
Remedies.    In the event Wholesaler materially breaches any of the terms or conditions of this Agreement, Wholesaler shall immediately forfeit to FHPC without a right of setoff, any pending and future rights to purchase Eligible Product pursuant to Section 2.5. The parties agree that the foregoing remedy is fair and equitable, does not constitute an unfair penalty, and is in addition to, and shall not limit, all other rights and remedies available to FHPC.

3.4
Waiver of Damages.    Neither party shall be liable to the other party for consequential, incidental, or special damages.

ARTICLE 4
Miscellaneous

4.1.
Nature of Relationship.    The relationship between FHPC and Wholesaler is that of buyer-seller, and no agency, franchise, partnership, joint venture or other relationship shall be construed to exist between the parties. Nothing contained in this Agreement shall be construed as giving Wholesaler any exclusive rights as a wholesaler of Products, whether in any territory or with respect to any class of customers for Products. FHPC reserves the right to appoint additional wholesalers and to sell directly to customers, including without limitation, the U.S. Government (including any agencies, departments or services thereof), qualifying tax-supported and non-profit institutions, mail service and other retail providers, and such other accounts as FHPC deems appropriate.

4.2.
Confidentiality.    During the term of this Agreement, each party, its respective agents, employees and representatives (collectively, the "Receiving Party") may receive or have access to confidential materials and information of the other party (the "Disclosing Party"). All such materials and information (including, but not limited to the terms of this Agreement, Products information, operations, methods, strategies, formulas, price lists, discount programs, incentives, rebates, records of unit movement for Products, shipping and warehousing, and confidential proprietary information from third parties), are collectively referred to herein as "Confidential Information" and constitute the property of the Disclosing Party. During the term hereof and for a period of three (3) years thereafter the Receiving Party shall not use or disclose to third persons any such Confidential Information without the Disclosing Party's prior written consent. Wholesaler shall limit disclosure such Confidential Information within Wholesaler's organization to those persons who need to know such information in order to perform the services hereunder (except for disclosure to Customers of discounts and other terms as required by applicable federal, state or local laws and regulations). Notwithstanding anything to the contrary in this section, the Receiving Party shall have no liability to the Disclosing Party for the use or disclosure of (1) such information as required by applicable law or regulation, provided that the Receiving Party shall give the Disclosing Party prompt written notice and sufficient opportunity to limit such use or disclosure, or to request confidential treatment of the Confidential Information; or (2) such information as the Receiving Party can establish by written documentation to:

  (a)
  have been publicly known prior to disclosure by the Disclosing Party of such information to the Receiving Party;

  (b)
  have become publicly known without fault on the part of the Receiving Party, subsequent to disclosure to the Receiving Party;

  (c)
  have been received by the Receiving Party at any time from a source, other than the Disclosing Party, lawfully having possession of and the right to disclose much information;

  (d)
  have been otherwise known by the Receiving Party prior to disclosure by the Disclosing Party to the Receiving Party of such information; or

  (e)
  have been independently developed by the Receiving Party without use of such information.

4.3.
Assignment and Delegation.    Wholesaler may not assign this Agreement without the prior written consent of FHPC.

4.4.
Governing Law.    Agreement shall be interpreted in accordance with, and governed by, the laws of the State of Georgia, without regard to any conflicts of laws' rules.

4.5.
Severability; Waiver.    The invalidity of all or part of any provision of this Agreement shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision. Either party's failure to insist on compliance or enforcement of any provision of this Agreement shall not affect its validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement.

4.6.
Statute of Frauds.    All EDI transmissions made pursuant to this Agreement shall be deemed by the parties to be the same as written communication for all purposes, and for all applications of law and statutes, including but not limited to, the Statute of Frauds under the Georgia Uniform Commercial Code.

4.7.
Special Promotions and Offers.    From time to time FHPC may offer special promotions to any of its purchasers or wholesalers. Wholesaler may participate in these promotions provided Wholesaler adheres to the Purchasing Limits of Section 2.4 and Inventory Levels of Section 2.3. If participating in the special promotion results in Wholesaler exceeding the Purchasing Limits and Inventory Levels, FHPC may determine acceptable Inventory Levels and time periods for Wholesaler to carry such excess inventory rather than the exercise of its rights under Article 3. If wholesaler participates in a special promotion at the request of First Horizon and First Horizon later initiates a price increase for the same Product, amounts purchased during this special promotion for such Product shall be deducted from Wholesaler's Aggregate Inventory for the purpose of determining Eligible Product pursuant to Section 2.5 (Price Increases). Notwithstanding the previous sentence, Wholesaler shall not be entitled to deduct from its Aggregate Inventory the amount of such Product sold or distributed by Wholesaler following the special promotion but such limitation shall not exceed the total amount purchased by Wholesaler of Product during the special promotion.

4.8.
Entire Agreement.    This Agreement constitutes the entire agreement between the parties and supersedes all prior contracts, agreements and understandings between the parties whether written or oral with regard to the subject matter hereof. This Agreement may not be amended except in writing signed by authorized representatives of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day first above written.

FIRST HORIZON PHARMACEUTICAL™ CORPORATION		MCKESSON CORPORATION (Wholesaler)
By:	/s/ DARRELL BORNE	By:	/s/ MARK D. MILLER
Name:	Darrell Borne	Name:	MARK D. MILLER
Title:	CFO	Title:	V.P., INVESTMENT PURCHASING
EDI Contact Person:

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  Exhibit 10.32